Exhibit 99.1

March 1, 2017

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Office of Chief Accountant

Re:	Canada Goose Holdings Inc.
Registration Statement on Form F-1
File No. 333-216078

Ladies and Gentlemen:

The undersigned, Canada Goose Holdings Inc. (the “Company”), is filing this Exhibit 99.1 to the Company’s Registration Statement on Form F-1 (File No. 333-216078) pursuant to Instruction 2 to Item 8.A.4 of Form 20-F in accordance with a letter received from the staff of the Securities and Exchange Commission dated February 21, 2017. The Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States, to have audited financial statements as of a date not older than 12 months from the date of filing a Registration Statement.

3.	Compliance with Item 8.A.4 would be impracticable and would involve undue hardship for the Company.

4.	In no event will the Company seek effectiveness of the Registration Statement if the audited financial statements contained therein are older than 15 months at the time of the offering.

Very truly yours,

CANADA GOOSE HOLDINGS INC.

By:	/s/ John Black
John Black
Chief Financial Officer